La Jolla Pharmaceutical Company Announces First Quarter 2015 Financial Results and Corporate Highlights

SAN DIEGO, CA - April 29, 2015 - La Jolla Pharmaceutical Company (NASDAQ: LJPC) (the Company or La Jolla), a leader in the development of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases, today reported first quarter 2015 financial results and highlighted recent corporate progress and near-term milestones.

Recent Corporate Highlights

•
La Jolla reached agreement with the U.S. Food and Drug Administration (FDA) on a Special Protocol Assessment (SPA) for its ATHOS 3 trial, in which the agreed-upon primary efficacy endpoint is increase in blood pressure.

•
The ATHOS (Angiotensin II for the Treatment of High-Output Shock) 3 trial, La Jolla’s multicenter, randomized, double-blind, placebo-controlled, Phase 3 clinical trial of LJPC-501, La Jolla’s proprietary formulation of angiotensin II, in catecholamine-resistant hypotension (CRH) was initiated in March 2015.

•
La Jolla’s multicenter, randomized, double-blind, placebo-controlled, Phase 2b clinical trial of GCS-100, La Jolla’s first-in-class galectin-3 inhibitor, in diabetic patients with Stage 3b or 4 Chronic Kidney Disease (CKD) was initiated in March 2015.

•	The executive team of La Jolla was strengthened with the appointment of Lakhmir Chawla, M.D. as its Chief Medical Officer and Dennis Mulroy as its Chief Financial Officer.

•
La Jolla added four new members, Paul Adams, M.D., Victor Gordeuk, M.D., Ashutosh Lal, M.D. and Gordon McLaren, M.D., to its advisory board for the development of LJPC-401, La Jolla’s novel formulation of hepcidin.

“The first quarter was an exciting start to 2015 for La Jolla, highlighted by the initiation of both our LJPC-501 Phase 3 registration trial and our Phase 2b clinical trial of GCS-100 in advanced CKD patients,” said George Tidmarsh, M.D., Ph.D., La Jolla’s President and Chief Executive Officer. “With the recent strengthening of our executive team and the LJPC-401 advisory board, we look forward to building upon our recent progress and continuing the advancement of all of our programs, including the initiation of Phase 1 clinical trials for both LJPC-1010 and LJPC-401 later this year.”

Results of Operations

At March 31, 2015, La Jolla had $42.7 million in cash, compared to $48.6 million at December 31, 2014. The decrease in cash was primarily due to cash used for operating activities for the three months ended March 31, 2015. La Jolla’s net loss for the three months ended March 31, 2015 was $9.0 million, or $0.59 per share, compared to a net loss of $5.1 million, or $0.93 per share, for the same period in 2014. The increase in net loss was primarily due to increased clinical development costs associated with the initiation of our ATHOS 3 trial, the initiation of our Phase 2b clinical trial of GCS-100 in advanced CKD, the continuing Phase 1/2 clinical trial of LJPC-501 in HRS and preclinical costs associated with LJPC-1010 and LJPC-401, as well as increases in personnel and related costs, which were mainly due to additional headcount to support such increased development activities.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases. The Company has four product candidates in development. LJPC-501 is La Jolla’s proprietary formulation of angiotensin II for the potential treatment of catecholamine-resistant hypotension and hepatorenal syndrome. GCS-100 is La Jolla’s first-in-class galectin-3 inhibitor for the potential treatment of chronic kidney disease. LJPC-1010, La Jolla’s second-generation galectin-3 inhibitor, is a more potent and purified derivative of GCS-100 that can be delivered orally for the potential treatment of nonalcoholic steatohepatitis and other diseases characterized by tissue fibrosis. LJPC-401 is La Jolla’s novel formulation of hepcidin for the potential treatment of conditions characterized by iron overload, such as hemochromatosis and beta thalassemia. For more information on La Jolla, please visit www.ljpc.com.

Forward Looking Statement Safe Harbor

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or the Company’s future results of operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from these forward-looking statements. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company's filings with the U.S. Securities and Exchange Commission (“SEC”), all of which are available free of charge on the SEC's web site http://www.sec.gov. These risks include, but are not limited to, risks relating to: the timing for the filing of an IND, commencement of clinical studies and the anticipated timing for completion of such studies; the success of future development activities for LJPC-501, GCS-100, LJPC-1010 and LJPC-401; and potential indications for which LJPC-501, GCS-100, LJPC-1010 and LJPC-401 may be developed. Subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in the Company's reports filed with the SEC. The Company expressly disclaims any intent to update any forward-looking statements.

LA JOLLA PHARMACEUTICAL COMPANY
Unaudited Condensed Statements of Operations and Comprehensive Loss
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Expenses
Research and development	$5,170	$1,996
General and administrative	3,796	3,134
Total expenses	8,966	5,130
Loss from operations	(8,966)	(5,130)
Other income, net	11	2
Net loss and comprehensive loss	$(8,955)	$(5,128)
Basic and diluted net loss per share	$(0.59)	$(0.93)
Shares used in computing basic and diluted net loss per share	15,242	5,535

LA JOLLA PHARMACEUTICAL COMPANY
Condensed Balance Sheets
(in thousands, except share and par value amounts)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$42,712	$48,555
Restricted cash	37	37
Prepaid clinical expenses	1,449	1,528
Prepaid expenses and other current assets	622	137
Total current assets	44,820	50,257
Property and equipment, net	659	279
Other assets	57	—
Total assets	$45,536	$50,536

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,459	$730
Accrued expenses	117	926
Accrued payroll and related expenses	—	424
Total current liabilities	2,576	2,080
Shareholders’ equity:
Common Stock, $0.0001 par value; 100,000,000 shares authorized, 15,250,840 and 15,225,980 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	2	2
Series C-1[2] Convertible Preferred Stock, $0.0001 par value; 11,000 shares authorized, 3,917 shares issued and outstanding at March 31, 2015 and December 31, 2014	3,917	3,917
Series F Convertible Preferred Stock, $0.0001 par value; 10,000 shares authorized, 2,737 and 2,798 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	2,737	2,798
Additional paid-in capital	531,873	528,353
Accumulated deficit	(495,569)	(486,614)
Total shareholders’ equity	42,960	48,456
Total liabilities and shareholders' equity	$45,536	$50,536

Contacts

George F. Tidmarsh, M.D., Ph.D.
President & Chief Executive Officer
La Jolla Pharmaceutical Company
Phone: (858) 207-4264
Email: GTidmarsh@ljpc.com

or

Dennis M. Mulroy
Chief Financial Officer
La Jolla Pharmaceutical Company
Phone: (858) 433-6839
Email: dmulroy@ljpc.com